Exhibit 99.1

United Security Bancshares, Inc. Reports Second Quarter Results

Reports Growth in Net Income to $904,000, or $0.15 per Diluted Share

THOMASVILLE, Ala.--(BUSINESS WIRE)--August 5, 2011--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income attributable to USBI of $904,000, or $0.15 per diluted share, for the second quarter ended June 30, 2011, compared with a net loss of $348,000, or ($0.06) per diluted share, for the same period of 2010.

United Security returned to profitability in the second quarter of 2011 and benefited from a significant reduction in the provision for loan losses compared with the linked first quarter of 2011 and the second quarter of 2010. The growth in net income since the second quarter of last year also resulted from an increase in net interest income and non-interest income, as well as higher net interest margin.

The Company expects near-term earnings to be affected by the continued weakness in its real estate loan portfolio related to a slowdown in real estate sales and lower real estate values that affect loan demand and collateral values.

Second Quarter Results

Net interest income increased 2.0% to $8.8 million in the second quarter of 2011, compared with $8.7 million in the second quarter of 2010. Net interest margin rose to 6.17% in the second quarter of 2011, a 44 basis point improvement from 5.73% in the second quarter of 2010.

Core earnings for the second quarter remained solid, with growth in net interest income and net interest margin compared with the second quarter of 2010. Net loans increased modestly from year-end 2010 and benefited from a slight increase in consumer loans, but loan demand remains weak across First United Security Bank’s markets due to the soft economy and its effect on real estate transactions and related loan activity.

Interest income totaled $10.6 million in the second quarter of 2011, compared with $11.2 million in the second quarter of 2010. The decrease in interest income was due primarily to lower interest rates and a 5.2% decrease in average earning assets.

Interest expense declined 29.7% to $1.8 million in the second quarter of 2011, compared with $2.5 million in the second quarter of 2010. The decrease resulted primarily from a decline in interest rates paid compared with the second quarter of 2010.

Provision for loan losses declined to $1.6 million in the second quarter of 2011, or 1.6% of annualized average loans, compared with $3.7 million, or 3.5% of annualized average loans, in the second quarter of 2010. Net charge-offs declined to $2.6 million in the second quarter of 2011, compared with $4.3 million in the second quarter of 2010. The decline in the provision for loan losses was due primarily to lower net charge-offs for the period and additions to the allowance for loan losses in previous periods.

The Bank remains focused on reducing the level of non-performing loans and other real estate (ORE) owned as key drivers to improving future profitability. ORE declined to $25.3 million at the end of the second quarter 2011 due to real estate sales and write-downs that more than offset new additions to ORE, and loans 90-days past due declined to $3.4 million. These improvements in loan quality metrics were offset partially by non-accrual loans increasing to $28.9 million at the end of the second quarter, up from $21.6 million at the end of the first quarter of 2011. The Company remains focused on moving non-performing loans through the collection or foreclosure process to minimize potential losses and to protect USBI’s capital base.

Total non-interest income rose 52.2% to $2.2 million in the second quarter of 2011, compared with $1.4 million in the second quarter of 2010. The increase in non-interest income was due primarily to growth in credit life insurance income and other income. Other income for the second quarter of 2011 included a $402,000 gain on security sales and a $258,000 reimbursement of attorney fees from a previous fidelity bond claim.

Total non-interest expense increased 12.6% to $8.2 million in the second quarter of 2011, compared with $7.2 million in the second quarter of 2010. Salary and benefit costs rose 6.2% to $3.9 million, other real estate expenses increased 8.3% to $571,000 and other expense was up 28.9% to $2.9 million, all compared with the second quarter of 2010.

United Security Bancshares and First United Security Bank continued to be rated as ‘well-capitalized,’ the highest regulatory rating, as of June 30, 2011. Total risk-based capital was 17.1% for the Company and for the Bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 15.8% for the Company and for the Bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

Six Months Results

For the first six months of 2011, net income attributable to USBI was $1.7 million, or $0.29 per diluted share, compared with $2.9 million, or $0.49 per diluted share, for the first six months of 2010.

For the six months ended June 30, 2011, net interest income increased 2.5% to $17.4 million, compared with $17.0 million for the same period of 2010. Net interest margin improved to 6.18% for the first six months of 2011 from 5.61% in the first six months of 2010.

Provision for loan losses was $2.9 million in the first six months of 2011, compared with $5.4 million in the first six months of 2010.

Non-interest income declined to $3.4 million for the first six months of 2011, compared with $7.0 million for the same period of 2010. The 2010 results included an insurance settlement of $4.2 million arising from the proceeds of the Company’s fidelity bond claim that was included in other income for the first six months of 2010.

Non-interest expense was up 7.7% to $15.6 million in the first six months of 2011, compared with $14.5 million in the first six months of 2010. The increase was due to higher salary, occupancy, impairment of ORE and other expenses, partially offset by lower furniture and equipment expense, and a lower loss on sale of ORE.

Shareholders’ equity was $77.9 million, or $12.96 per share, at June 30, 2011, compared with $74.5 million, or $12.40 per share, at December 31, 2010 and $83.2 million, or $13.84 per share, at June 30, 2010. United Security did not declare a cash dividend on its common stock for the second quarter of 2011.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Cash and Due from Banks	$9,995	$10,330
Interest Bearing Deposits in Banks	22,147	3,201
Total Cash and Cash Equivalents	32,142	13,531
Investment Securities Available-for-Sale, at fair market value	136,186	135,877
Investment Securities Held-to-Maturity, at cost	1,210	1,210
Federal Home Loan Bank Stock, at cost	4,034	5,093
Loans, net of allowance for loan losses of $19,010 and $20,936, respectively	390,652	387,478
Premises and Equipment, net	9,193	16,609
Cash Surrender Value of Bank-Owned Life Insurance	12,711	12,499
Accrued Interest Receivable	4,384	5,110
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,495	1,766
Other Real Estate Owned	25,270	25,632
Other Assets	11,312	12,836
Total Assets	$632,687	$621,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$524,703	$503,530
Accrued Interest Expense	882	2,235
Short-Term Borrowings	1,111	970
Long-Term Debt	20,000	30,000
Other Liabilities	8,090	10,481
Total Liabilities	554,786	547,216
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,317,560 shares issued; 6,010,737 and 6,011,012 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income, net of tax	3,926	3,412
Retained Earnings	85,889	84,408
Less Treasury Stock: 1,306,823 and 1,306,548 shares at cost, respectively	(21,208)	(21,205)
Noncontrolling Interest	(12)	(1,398)

Total Shareholders’ Equity	77,901	74,523

Total Liabilities and Shareholders’ Equity	$632,687	$621,739

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and Fees on Loans	$9,270	$9,540	$18,357	$18,846
Interest on Investment Securities	1,337	1,645	2,694	3,593
Total Interest Income	10,607	11,185	21,051	22,439

INTEREST EXPENSE:
Interest on Deposits	1,579	1,975	3,176	3,958
Interest on Borrowings	200	556	470	1,496
Total Interest Expense	1,779	2,531	3,646	5,454

NET INTEREST INCOME	8,828	8,654	17,405	16,985

PROVISION FOR LOAN LOSSES	1,609	3,682	2,914	5,425

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,219	4,972	14,491	11,560

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	722	796	1,438	1,449
Credit Life Insurance Income	218	211	340	342
Other Income	1,256	436	1,607	5,248
Total Non-Interest Income	2,196	1,443	3,385	7,039

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,851	3,625	7,421	7,086
Occupancy Expense	467	479	943	928
Furniture and Equipment Expense	317	326	620	626
Impairment on Other Real Estate	402	237	886	400
Loss on Sale of Other Real Estate	169	290	508	512
Other Expense	2,945	2,284	5,208	4,914
Total Non-Interest Expense	8,151	7,241	15,586	14,466

INCOME (LOSS) BEFORE INCOME TAXES	1,264	(826)	2,290	4,133
PROVISION FOR (BENEFIT FROM) INCOME TAXES	361	(478)	568	1,321
NET INCOME (LOSS)	$903	$(348)	$1,722	$2,812
Less: Net Loss Attributable to Noncontrolling Interest	(1)	-	(1)	(125)
NET INCOME (LOSS) ATTRIBUTABLE TO USBI	$904	$(348)	$1,723	$2,937
BASIC AND DILUTED NET INCOME (LOSS) ATTRIBUTABLE TO USBI PER SHARE	$0.15	$(0.06)	$0.29	$0.49

DIVIDENDS PER SHARE	$-	$0.11	$0.04	$0.22

CONTACT:
United Security Bancshares, Inc.
Robert Steen, 334-636-5424